Exhibit (a)(5)(C)

16 July 2012

For immediate release

MELROSE PLC

RESULTS OF GENERAL MEETING

The Board of Melrose PLC (“Melrose” or “the Company”) is pleased to announce that at today’s Melrose General Meeting all resolutions regarding the proposed recommended acquisition of Elster Group SE and the associated Rights Issue were passed.

Copies of the Resolutions passed at the General Meeting have been submitted to the National Storage Mechanism in accordance with rule 9.6.2 of the Listing Rules and will be available for inspection at www.hemscott.com/nsm.do.

Details of the proxy votes received will shortly be available on the Melrose website.

Capitalised terms not defined herein, are defined in Part VII of the circular to Melrose shareholders dated 29 June 2012.

Enquiries:

M: Communications (PR Adviser to Melrose)

+44 (0) 20 7920 2330

Nick Miles

Ann-Marie Wilkinson

Andrew Benbow

This announcement is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any Elster Shares or Elster ADSs. The solicitation of offers to buy Elster ADSs and Elster ordinary shares will only be made pursuant to the offer to purchase, the letters of transmittal and related documents which were filed with the Securities and Exchange Commission (“SEC”) on 9 July 2012. Elster securityholders are strongly advised to read both the Tender Offer statement and the solicitation/recommendation statement that was filed by Elster on 9 July 2012 regarding the Tender Offer as they contain important information. Elster securityholders may obtain free copies of these statements (when available) and other documents filed with respect to the Tender Offer at the SEC’s website at www.sec.gov. In addition, copies of the Tender Offer statement and related materials may be obtained for free by directing such requests to the information agent for the Tender Offer. The solicitation/recommendation statement and related documents (when available) may be obtained by directing such requests to Elster. This announcement is for information purposes only and shall not constitute an offer to buy, sell, issue or subscribe for, or the solicitation of an offer to buy, sell, issue, or subscribe for, any securities in Melrose Plc or any other entity. No securities of Melrose PLC have been or will be registered under the U.S. Securities Act of 1933 and may not be offered or sold in the United States absent registration or an exemption from registration thereunder.